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Proxy Statement Pursuant to Section 14(a) of the
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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.
7800 Woodley Avenue
Van Nuys, California 91406
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 29, 2009

To the Shareholders of
SUPERIOR INDUSTRIES INTERNATIONAL, INC.:

The Annual Meeting of Shareholders (the “Annual Meeting”) of SUPERIOR INDUSTRIES INTERNATIONAL, INC. (the “Company”) will be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 29, 2009 at 10:00 A.M. Pacific Time for the following purposes:

(1)	To elect two director candidates as Class I directors of the Board of Directors;

(2)	To amend the Amended and Restated Bylaws to reduce the size of the Board of Directors;

(3)	To vote on one shareholder proposal; and

(4)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only shareholders of record at the close of business on April [  ], 2009 are entitled to notice of and to vote at the Annual Meeting.  On any business day from May 19, 2009 until May 29, 2009, during ordinary business hours, shareholders may examine the list of shareholders for any proper purpose relevant to the Annual Meeting at the Company’s executive offices at 7800 Woodley Avenue, Van Nuys, California 91406.

Your vote is important.  Whether or not you expect to attend the Annual Meeting in person, please vote as promptly as possible.  This will ensure the presence of a quorum at the Annual Meeting.  Promptly voting your shares via the Internet or by telephone, or by requesting and returning a signed and dated proxy card will save the Company the expenses and extra work of additional solicitation.  Such action will not affect your right to vote in person should you choose to attend the Annual Meeting.  Please review the instructions regarding your voting options described in the Notice of Internet Availability previously delivered to shareholders.

By Order of the Board of Directors

                                        /s/ Robert A. Earnest
Robert A. Earnest
Vice President, General Counsel and Corporate Secretary
Van Nuys, California
Dated: April 13, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2009

The Notice of Internet Availability previously delivered to shareholders provides instructions as to how shareholders can access our Proxy Statement and Annual Report to Shareholders via the Internet, contains a listing of matters to be considered at the Annual Meeting, and includes instructions as to how shares can be voted via the Internet at www.proxyvote.com or by telephone.  You may request a printed version of the proxy card, our Proxy Statement and Annual Report to Shareholders.  Please see the Notice of Internet Availability for instructions.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
7800 Woodley Avenue
Van Nuys, California 91406
________________

PROXY STATEMENT
________________

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 29, 2009

This Proxy Statement is furnished to the shareholders of Superior Industries International, Inc., a California corporation (“Superior” or the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 29, 2009 at 10:00 A.M. Pacific Time and at all postponements and adjournments thereof.  The cost of such solicitation will be borne by Superior.  The solicitation will be by mail, telephone, Internet, or oral communication with shareholders.  The Company has requested that brokers, custodians, nominees and other record holders forward copies of the Notice of Internet Availability and other soliciting materials to persons for whom they hold shares of Superior common stock and request authority for the exercise of proxies.  In such cases, the Company will reimburse such record holders for their reasonable expenses.

The matters to be considered and voted upon at the Annual Meeting are set forth in the Notice of Internet Availability and also in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

A proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained thereon.  If a properly executed proxy is returned without instruction, the proxy will be voted FOR the election as directors of the individuals named in Proposal 1 below, FOR the approval of the bylaw amendment and AGAINST the shareholder proposal, in each case as recommended by the Board of Directors.  If the proxy is not returned, your vote will not be counted.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of Superior a written notice revoking it or a duly executed proxy bearing a later date, or, if the person executing the proxy is present at the meeting, by voting his or her shares in person.

The Notice of Internet Availability and related proxy materials are being distributed or made available to shareholders on or about  April 13, 2009. The address of the principal executive offices of the Company is 7800 Woodley Avenue, Van Nuys, California 91406.

VOTING SECURITIES AND PRINCIPAL HOLDERS

There were issued and outstanding 26,668,440 shares of Superior’s common stock, no par value (the “Common Stock”), on April [  ], 2009, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting.  Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of Superior as of the record date; votes may not be cumulated.  To constitute a quorum for the transaction of business at the Annual Meeting, there must be present, in person or by proxy, a majority of the shares entitled to vote.

The following table sets forth information known to Superior as of March 26, 2009 with respect to beneficial ownership of the Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each of the Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this Proxy Statement) and by all directors and executive officers of Superior as a group:

Name and Address (†) of Beneficial Owner	Amount and Nature of Beneficially Owned		Percent of Class

First Trust Portfolios L.P. (1) 120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187	4,300,477	(2)	16.14%
Third Avenue Management LLC (1) 622 Third Avenue, 32nd Floor New York, NY 10017	4,257,983		15.98%
Louis L. Borick	3,685,823	(3)	12.74%
Donald Smith & Co., Inc. (1) 152 West 57th Street, 22nd Floor New York, NY 10019	2,656,710		9.97%
Met Investors Advisory, LLC (1) 5 Park Plaza, Suite 1900 Irvine, CA 92614	2,420,307	(4)	9.09%
Dimensional Fund Advisors LP (1) Palisades West, Building One Austin, Texas 78746	2,239,290	(5)	8.41%
Barclays Global Investors, NA (1) 400 Howard Street San Francisco, CA 94105	1,612,509	(6)	6.05%
Juanita A. Borick	1,406,151		5.28%
Steven J. Borick	1,056,099	(3)(7)	3.83%
Michael J. O'Rourke	108,765	(3)(7)	*
Emil J. Fanelli	47,000	(3)(7)	*
Philip W. Colburn	26,430	(3)	*
V. Bond Evans	25,500	(3)	*
Sheldon I. Ausman	23,500	(3)	*
Kenneth A. Stakas	17,000	(3)(7)	*
Michael J. Joyce	15,900	(3)	*
Robert A. Earnest	12,700	(3)(7)	*
Margaret S. Dano	11,500	(3)	*
Francisco S. Uranga	10,000	(3)	*
Erika H. Turner	6,250	(3)(7)	*

Superior’s Directors and Executive Officers	5,311,976	(8)	18.68%
As a Group (20 persons) (9)

_______________

†	All persons have the Company’s principal office as their address, except as indicated.

*	Less than 1%.

(1)
Based on information provided by the shareholder in filings made with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Based on an amended Schedule 13G filed with the SEC on February 4, 2009, voting power over all of such shares is shared with First Trust Advisors L.P. and The Charger Corporation.

(3)
Includes 923,595 for Mr. S. Borick, 260,000 for Mr. L. Borick, 97,606 for Mr. O'Rourke, 37,857 for Mr. Fanelli, 25,500 for Mr. Colburn, 25,500 for Mr. Evans, 23,500 for Mr. Ausman, 15,000 for Mr. Joyce, 10,000 for Ms. Dano, 10,000 for Mr. Uranga,  7,470 for Mr. Earnest, 7,114 for Mr. Stakas, and 852 for Ms. Turner, of which they have the right to acquire beneficial ownership through the exercise within 60 days from March 26, 2009 of non-statutory stock options that have been previously granted.

(4)	Based on a Schedule 13G filed with the SEC on February 13, 2009, voting power over all of such shares is shared with Met Advisors Series Trust.

(5)	Based on an amended Schedule 13G filed with the SEC on February 9, 2009, beneficial ownership of such shares is disclaimed.

(6)
Based on an amended Schedule 13G filed with the SEC on February 5, 2009, this includes 1,224,224 shares in aggregate for which sole voting power is held and 1,612,509 shares in aggregate for which sole disposition power is held (of which: Barclays Global Investors, NA. holds sole voting power over 450,661 shares and sole dispositive power over 560,676 shares; Barclays Global Fund Advisors holds sole voting power over 773,583 shares and sole dispositive power over 1,037,152 shares; and Barclays Global Investors, Ltd holds sole voting power over no shares and sole dispositive power over 14,681 shares.

(7)
Includes 17,653 for Mr. S. Borick, 9,886 for Mr. Stakas, 9,143 for Mr. O'Rourke, 9,143 for Mr. Fanelli, 5,398 for Ms. Turner, and 5,030 for Mr. Earnest, of which they have the right to acquire beneficial ownership through the exercise within 60 days from March 26, 2009 of incentive stock options that have been previously granted.

(8)
Includes 1,765,747 shares of which the directors and executive officers have the right to acquire beneficial ownership through the exercise within 60 days from March 26, 2009 of stock options that have previously been granted.  Excluding Mr. L. Borick, the directors and executive officers collectively and beneficially own 1,626,153 shares, or 5.77% of the class.  Each of such directors and executive officers has sole investment and voting power over his or her shares.

(9)
Information regarding our executive officers who are not also directors is contained in our Annual Report on Form 10-K for the fiscal year ending December 28, 2008 under the caption Executive Officers of Registrant.

A copy of Superior’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”), will be furnished to any shareholder without charge on written request to Ms. Erika H. Turner, Chief Financial Officer, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

PROPOSAL 1
ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is to elect two persons to Class I of the Board of Directors.  The Company’s Restated Articles of Incorporation provide that its directors be divided into three classes, as nearly equal in number as reasonably possible.  The term of office of those directors in Class I expires at the 2009 Annual Meeting of Shareholders; the term of office of those directors in Class II expires at the 2010 Annual Meeting of Shareholders; and the term of office of those directors in Class III expires at the 2011 Annual Meeting of Shareholders.  Directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

The Board has previously been comprised of nine directors; three in each of Class I, Class II and Class III.  In May, 2007, Mr. Jeffrey Ornstein resigned from the Board of Directors thereby reducing the number of incumbent Class 1 directors from three to two.  As further outlined in Proposal 2, the Class I vacancy resulting from Mr. Ornstein’s resignation has not been filled, and the Board of Directors is proposing at the Annual Meeting that the shareholders approve a reduction in the authorized size of the Board of Directors to a minimum of five and a maximum of nine members, with the Board of Directors to continue to have eight members following the Annual Meeting.

Unless instructed to the contrary, the persons named in the proxy will vote the shares for the election of the nominees named herein to Class I of the Board of Directors.  Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if such a contingency should arise.  The term of each person elected as a director will continue until the director’s term has expired and until his or her successor is elected and qualified.

Information Regarding Director Nominees

Mr. Philip W. Colburn and Ms. Margaret S. Dano are currently serving as directors in Class I.  Mr. Colburn was elected at the 2006 Annual Meeting of Shareholders for a term of office expiring at the 2009 Annual Meeting.  Ms. Dano was appointed on January 1, 2007 to a Class I vacancy for a term of office expiring at the 2009 Annual Meeting.  The Board of Directors recommends both nominees for re-election.

The name, age and principal business or occupation of each nominee and each of the other directors who will continue in office after the Annual Meeting, the year in which each first became a director of the Company, committee memberships, ownership of equity securities of the Company and other information are shown below in the brief description of each of the nominees and incumbent directors and in the tables elsewhere in this Proxy Statement.

Each of the following persons is nominated for election to Class I of the Board of Directors (to serve a three-year term ending at the 2012 Annual Meeting of Shareholders and until their respective successors are elected and qualified).

Philip W. Colburn

Mr. Colburn has more than 40 years experience in the automotive industry.  Prior to the merger with Andrew Corporation in July 2003, he was the Chairman of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the global telecommunications industry.  He held this position since March 1988 and was CEO of the company from 1988 to 1993.  Mr. Colburn serves on the Audit and Nominating and the Corporate Governance Committees of the Board of Directors of the Company.

Margaret S. Dano

Ms. Dano has served as a director of Fleetwood Enterprises, Inc. since September 2000, currently serving on both their Audit Committee and the Governance and Nominating Committee.  Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc., from June 2002 until her retirement from that position in 2005.  From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell.  She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison’s Vice President, Corporate Manufacturing and Engineering from 1997 to 1999.  Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s.  Ms. Dano received a BSME in mechanical-electrical engineering from the General Motors Institute.  Ms. Dano was appointed to the Board of Directors of Superior, effective January 1, 2007, and now chairs the Nominating and Corporate Governance Committee and serves on the Audit Committee of the Board of Directors of the Company.

Vote Required and Board Recommendation

The two persons receiving the largest number of affirmative votes shall be elected as Class I directors. Under California law, since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the Annual Meeting.  However, the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action under California law and the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws.

THE SUPERIOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THESE NOMINEES AS CLASS 1 DIRECTORS.

Class II and Class III Directors

Directors in the other two classes of directors whose terms are not expiring at the Annual Meeting are as follows:

Class II —	Serving until the 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Sheldon I. Ausman

On May 23, 2007, Mr. Ausman was elected to the newly established position of Lead Director for Superior.  For 34 years until his retirement, Mr. Ausman was with the international firm of Arthur Andersen, accountants and auditors. He retired as the Managing Partner of the Southern California, Honolulu and Las Vegas offices.  He also served as a member of the firm’s Board of Partners and various other committees.  Prior to reaching retirement age, Mr. Ausman served on the Board of Northern Trust Bank of California and was a director of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the telecommunications industry, prior to its merger with Andrew Corporation in July 2003.  He currently is the Director of Client Services for Gumbiner Savett, Inc., a regional public accounting firm.  In addition, he is a director of several nonprofit and privately owned companies.  Mr. Ausman chairs the Audit Committee and serves on the Compensation and Benefits Committee of the Board of Directors of the Company.

V. Bond Evans

Mr. Evans has over 35 years of domestic and international experience in engineering, manufacturing and general management disciplines, primarily in the aluminum industry.  He graduated from General Motors Institute of Technology and Management and began his career with General Motors Diesel Ltd. Canada.  In 1960, he joined Kawneer Company Canada Limited.  He became President with responsibility for Canadian and European operations in 1968.  He was named President of the parent company in 1970 with responsibility for worldwide operations.  Following the acquisition of Kawneer, Inc. by Alumax, Inc., a New York Stock Exchange listed company, he held a succession of upper management positions in Alumax, becoming President and Chief Executive Officer of the company in 1991.  During his career Mr. Evans served as a Director and Committee Chairman of the Aluminum Association and the International Primary Aluminum Institute.  Mr. Evans chairs the Compensation and Benefits Committee of the Board of Directors of the Company.

Michael J. Joyce

Mr. Joyce has more than 30 years of experience in automotive and automotive related industries.  Prior to his retirement, Mr. Joyce was President, CEO and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings for the automotive industry.  Pacific Baja has manufacturing facilities in the United States and Mexico.  From 1983 to 1990, Mr. Joyce was Group President of the Aluminum Wheel Group of the Kelsey-Hayes Company.  From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager of its Western Wheel Division, a manufacturer of aluminum wheels.  Mr. Joyce holds a degree in physics from Kent State University and an MBA from Ohio State University.  Mr. Joyce serves on the Compensation and Benefits Committee of the Board of Directors of the Company.

Class III —	Serving until the 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Louis L. Borick

Mr. L. Borick, Founding Chairman, currently serves as a member of the Board of Directors.  Since founding the Company in 1957, he had served as Chairman of the Company's Board of Directors until May 24, 2007.  Mr. L. Borick also served as Chief Executive Officer of the Company until January 1, 2005, and President until January 1, 2003.  His son, Steven J. Borick, who also serves on the Company's Board of Directors, succeeded Mr. L. Borick as President, Chief Executive Officer and Chairman of the Board of Directors the Company.

Steven J. Borick

Mr. S. Borick has been Chairman of the Board of Directors since May 23, 2007 and is responsible for the formulation of the overall corporate policy of the Company and its subsidiaries.  He was previously appointed President effective January 1, 2003, and was appointed Chief Executive Officer, effective January 1, 2005.  He joined the Company in January 1999, after serving on the Company's Board for 18 years, and was appointed Vice President, Strategic Planning on March 19, 1999, and Executive Vice President on January 1, 2000.  Prior to joining the Company, he was engaged in the oil exploration business for over 20 years in his capacity as President of Texakota, Inc. and general partner of Texakota Oil Co.  Mr. S. Borick also serves on the Board of Directors of M.D.C. Holdings, Inc., a New York Stock Exchange listed company.  Mr. S. Borick is a son of Mr. L. Borick.

Francisco S. Uranga

Mr. Uranga is Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn, the largest electronic manufacturing services company in the world, where he is responsible for government relations, regulations, incentives, tax and duties, legal, customs, immigration, and land and construction issues.  From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua, Mexico.  Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing NAFTA and in negotiating key agreements with the Mexican government as part of the country's trade liberalization.  Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation.  He earned a B.A. in Business Administration from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University.  Mr. Uranga was appointed to the Board of Directors of Superior, effective January 1, 2007, and now serves on the Nominating and Corporate Governance Committee of the Board of Directors of the Company.  In the Spring of 2007, Mr. Uranga successfully completed the Stanford Directors’ Forum, co-sponsored by the Stanford Graduate School of Business and Stanford Law School.

The names of, and certain information with respect to, the nominees for Class I directors and the additional directors in Class II and Class III are as follows:

	Name	Age	Principal Occupation	First Elected or Appointed as a Director
Nominees for Class I Directors	Philip W. Colburn	80	Retired Chairman, Allen Telecom, Inc.	1990
Margaret S. Dano	49	Retired Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc.	2007
Continuing Class II Directors	Sheldon I. Ausman	75	Lead Director; Director of Client Services, Gumbiner Savett, Inc.	1991
	V. Bond Evans	74	Retired President and Chief Executive Officer, Alumax, Inc	1994
	Michael J. Joyce	66	Retired President and CEO, Pacific Baja Light Metals, Inc.	2005

Continuing Class III Directors	Louis L. Borick	85	Founding Chairman	1957
Steven J. Borick	56	Chairman of the Board, President and Chief Executive Officer	1981
Francisco S. Uranga	45	Corporate Vice President and Chief Business Operations Officer for Latin America, Foxconn	2007

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Selection of Nominees for Director

It is the policy of the Board, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees who possess personal and professional integrity, sound business judgment, a willingness to devote the requisite time and energies to their duties as director, and relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders.  Board members are evaluated and selected based on their individual merit as well as in the context of the needs of the Board as a whole.

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, and recommending for the Board’s selection qualified individuals to be nominated for election or reelection to the Board, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant.  Prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews the existing director’s Board and committee meeting attendance and performance, length of Board service, independence, as well as the experience, skills and contributions that the existing director brings to the Board.  Further, the Nominating and Corporate Governance Committee receives disclosures relating to a director’s independence and assists the Board in making determinations as to the independence of the directors.  The Nominating and Corporate Governance Committee also conducts an annual review of the composition and structure of the Board as a whole.

From time to time, the Nominating and Corporate Governance Committee may engage outside search firms to assist it in identifying and contacting qualified director candidates.

Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of an annual meeting of shareholders, and with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.  A shareholder notice must contain the following information: the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director of the corporation if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures, which nomination shall be void.

The Nominating and Corporate Governance Committee recommended the directors nominated by the Board for election at the Annual Meeting, with the nominees abstaining.

The Company’s policies and procedures regarding the selection of director nominees are described in detail in the Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, which are available on the Company’s website at http://www.supind.com/investor/.  In addition, printed copies of such Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter are available upon written request to the Company’s Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Committees and Meetings of the Board of Directors; Director Independence

The Board of Directors of the Company held five regularly scheduled meetings in 2008.  Each director attended all meetings of the Board of Directors and the committees of the Board on which they served during 2008.  Although the Company has no formal policy with regard to Board members’ attendance at its annual meeting of shareholders, it is customary for the Company’s directors to attend.  All of the Company’s directors attended the Company’s 2008 Annual Meeting of Shareholders either in person or telephonically.  In addition to meeting as a group to review the Company’s business, certain members of the Board of Directors also devote their time and talents to certain standing committees.  Significant committees of the Board of Directors of the Company and the respective members are set forth below.

Audit Committee

The Audit Committee’s functions include direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to audit the Company’s financial statements or to perform other audit, review or attestation services for the Company; discussing with the independent auditors their independence; reviewing and discussing with the Company’s independent auditors and management the Company’s audited financial statements; and recommending to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the previous fiscal year for filing with the SEC. The Audit Committee is composed of Sheldon I. Ausman (Committee Chair), Philip W. Colburn and Margaret S. Dano.  Messrs. Ausman and Colburn and Madam Dano are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules and Rule 10A-3(b)(ii) of the Exchange Act.  The Board has determined that Mr. Ausman is an “audit committee financial expert” as defined by SEC rules based upon, among other things, his accounting background and experience.  The Audit Committee met five times in 2008.  See also Audit Committee Report in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include assisting the Board in identifying qualified individuals to become directors, recommending to the Board qualified director nominees for election at the annual meeting of shareholders, determining membership on the Board committees, reviewing and recommending amendments to the Corporate Governance Guidelines and oversight of annual self-evaluations by the Board.  The Nominating and Corporate Governance Committee is composed of Margaret S. Dano (Committee Chair), Philip W. Colburn and Francisco S. Uranga.  Madam Dano and Messrs. Colburn and Uranga are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules.  The Nominating and Corporate Governance Committee met four times in 2008.
Compensation and Benefits Committee

The Compensation and Benefits Committee’s functions include review and approval of compensation for the Company’s officers and key employees, and administration of the Company’s Equity Incentive Plan.  The committee consists of V. Bonds Evans (Committee Chair), Sheldon I. Ausman and Michael J. Joyce.  Messrs. Ausman, Evans and Joyce are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules.  The Compensation and Benefits Committee met four times during 2008.  See also Compensation Committee Report and Compensation Discussion and Analysis, in this Proxy Statement.

Other Committees; Committee Charters

On March 28, 2008, the Board of Directors reviewed both the functioning and structure of the Board of Directors and its committees.  The Board of Directors decided to dissolve the Strategy and Long Range Planning Committee and to assume its responsibilities.  The Board of Directors also decided to reduce committee memberships to three members each.  In connection with this review, the Board of Directors resolved to place before the shareholders a proposal to reduce the number of directors to a minimum of five and a maximum of nine, as set forth in Proposal 2 in this Proxy Statement.

The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation and Benefits Committee, and the Nominating and Corporate Governance Committee, which are available on the Company’s website at http://www.supind.com/investor/BOC.aspx.  Printed copies of these documents are also available upon written request to the Company's Secretary, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Non-Management Executive Sessions

Non-management directors meet at least annually and generally before or after regularly scheduled meetings of the Board of Directors.  The Lead Director, Mr. Sheldon I. Ausman, chairs these sessions.

Communications with Directors

Shareholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Lead Director, the Chair of any committee, or the non-management directors as a group about matters of general interest to shareholders are welcome to do so by writing the Company’s Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.  The Secretary will forward these communications as directed.  Before submitting shareholder proposals, the Company strongly encourages shareholders to commence a dialogue with the Board of Directors, as the Board may be able to informally address the shareholder’s concerns without incurring the expense of a shareholder vote.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness.  Our Board has adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring in the interest and for the benefit of our shareholders.  The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, board and committee meetings, involvement of and access to management, and Chief Executive Officer performance evaluation and succession planning.  The Corporate Governance Guidelines are publicly available on the Company’s website at http://www.supind.com/investor/CorporateGovernance.aspx and in print upon written request to the Company’s Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, a code of ethics that applies to all of the Company's directors, officers and employees.  The Code of Business Conduct and Ethics is publicly available on the Company’s website at http://www.supind.com/investor/COBE.aspx and in print upon written request to the Company’s Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.  Any amendments to the Code of Business Conduct and Ethics or grant of any waiver from a provision of the code to any director or officer will be disclosed on the Company's website within five days of a vote of the Board of Directors or a designated Board committee that such an amendment or waiver is appropriate, and shall otherwise be disclosed as required by applicable law or New York Stock Exchange rules.

Compensation of Directors

During 2008, all non-employee directors of the Company were each compensated at the rate of $36,000 per year for services as directors and $1,000 for each Board meeting attended.  In addition, they received $2,000 for each committee meeting attended or $2,500 for each committee meeting chaired.  The Lead Director receives additional compensation of $10,000 annually.  As a management member of the Board of Directors, Mr. Steven J. Borick, Chairman of the Board, CEO and President, is not directly compensated for his service as a director.

The Company typically enters into Salary Continuation Agreements or a Salary Continuance Plan with its non-employee directors, which provide for the Company to pay to the individual, upon ceasing to serve as a director of the Company for any reason, a monthly benefit up to 30% of the individual's final average compensation over the preceding 36 months.  The benefit is not payable until vested at age 65, except in the event of death.   Benefit payments continue through the later of 10 years or, if subsequent to retirement, the individual’s death.  Final average compensation does not include fees paid for attending Board and committee meetings.  As a former officer of the Company, effective March 1, 2007, Mr. Louis L. Borick, Founding Chairman, began to receive an annual benefit of $300,000 pursuant to the terms of his Salary Continuation Agreement.  No other director is currently receiving such benefits.

As former President, CEO and Chairman of the Board, Mr. Louis L. Borick also continues to receive compensation as set forth in his Services Agreement, dated January 1, 2005, and amended effective March 1, 2007.  The amended Services Agreement provides Mr. L. Borick the use of a company automobile, medical and dental benefits, and life insurance under a split dollar arrangement for a face value of $2,500,000.  However, as a result of the Sarbanes-Oxley Act, the Company has decided not to pay such premiums, but rather to reimburse Mr. L. Borick for his payment of the premiums.  His 2008 compensation also includes the value of a company car previously used by Mr. L. Borick with a fair market value of $8,500 that was transferred to him during the year.

Effective January 1, 2005, Mr. L. Borick also began receiving, per the terms of his 1994 Employment Agreement, one-twelfth of his annual base compensation as of December 31, 2004, during each of the ensuing 60 months.  Thereafter, he will receive one-half of such amount during each of the 120 months following.  Mr. L. Borick’s annual base compensation on December 31, 2004 was $1 million.  In the event of his demise, this benefit will terminate.

Non-employee directors also participate in the Company’s Equity Incentive Plan, which is described under Compensation Discussion and Analysis – 2008 Executive Compensation Components – Long-Term Equity Incentive Compensation in this Proxy Statement.  The Company has not granted any stock appreciation rights or stock awards to its non-employee directors, but has granted stock options.  Grants made to non-employee directors under the Company’s Equity Incentive Plan may be made at the same time as grants made to the Company’s Named Executive Officers and other key employees.  However, no policy has been adopted as to the timing of such grants. See also Table 8 – Director Compensation for a summary of director compensation.

Transactions with Related Persons

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Audit Committee, pursuant to the Audit Committee Charter approved by our Board, has oversight for reviewing material transactions, contracts and agreements, including related person transactions.  The Audit Committee Charter requires that management of the Company inform the Audit Committee of all related person transactions.  In addition, our Code of Business Conduct and Ethics requires our directors, officers and employees to report actual and potential conflicts of interest.  Directors and officers are required to report such information to the Chairman of the Nominating and Corporate Governance Committee.

Our Board and the Nominating and Corporate Governance Committee review annually any related person transaction involving a director in determining the independence of our directors pursuant to our Corporate Governance Guidelines, SEC rules and the New York Stock Exchange listing standards.

Related Person Transactions

There were no new related person transactions since the beginning of Superior’s last fiscal year.  The Company continues to be a party to real property leases with related persons that were previously in effect.  The Company believes this related party transaction, that is described below, was fair to the Company and could have been obtained on similar terms from an unaffiliated third party.

Superior’s main office and manufacturing facilities located at 7800 Woodley Avenue, Van Nuys, California, are subleased from the Louis L. Borick Trust and the Juanita A. Borick Management Trust.  The trusts are respectively controlled by Mr. L. Borick, who is a director of the Company, and Juanita A. Borick, who is Mr. L. Borick’s former spouse and the mother of Mr. S. Borick.  One of the two buildings on the property is a casting plant containing approximately 85,000 square feet and the other is a combined office, manufacturing and warehouse structure.  The offices comprise approximately 24,000 square feet and the manufacturing and warehouse area comprise approximately 236,000 square feet.  The current sublease expires in 2012.  The Company holds an option to renew for an additional ten-year period.  During fiscal year 2008, Superior paid approximately $2,306,364 in rentals under the land and building leases.

PROPOSAL 2
BYLAW AMENDMENT TO REDUCE THE SIZE OF THE BOARD OF DIRECTORS

The Company’s Restated Articles of Incorporation provide that our directors be divided into three classes, as nearly equal in number as reasonably possible.  The Company’s Bylaws provide that the number of directors at any time shall be a number within a range from nine to fifteen directors.  The Board of Directors has previously been comprised of nine directors; three in each of Class I, Class II and Class III.  In May, 2007, Mr. Jeffrey Ornstein, resigned from the Board of Directors and retired from his position as Chief Financial Officer of the Company, thereby reducing the number of incumbent Class 1 directors from three to two. On February 22, 2008, the Company’s current Chief Financial Officer commenced her employment with the Company.  After careful consideration and deliberations on whether to appoint or ask shareholders to elect a director to the vacancy and on the size and composition of the Board, the Board of Directors concluded that it was not necessary for the Company’s Chief Financial Officer to be a member of the Board of Directors, even though her predecessor had so served on the Board of Directors, nor for the vacancy to be filled by an additional independent director.

Based on their review of considerations relevant to the Company moving to a smaller-sized Board of Directors, including cost savings, efficiencies, expertise and flexibility, the Board of Directors resolved to place before the Company’s shareholders this proposal to reduce the size of the Board.  The proposal would amend the Bylaws to reduce the authorized number of directors to a minimum of five and a maximum of nine members, as compared to a minimum of nine and a maximum of fifteen, and would set the exact number of directors initially at the current number of eight.  If in the future the exact number of directors was set at a number less than the number of incumbent directors at such time, under California law no such reduction would have the effect of removing any incumbent director prior to the expiration of their term of office.

The proposal is set forth below:

Resolved: Pursuant to Section 212(a) of the California Corporations Code, Article NINE of the Restated Articles of Incorporation of Superior Industries International, Inc. (the “Company”) and Section 6.01 of the Company’s Amended and Restated Bylaws (“Bylaws”), Section 1.02 of the Company’s Bylaws is hereby amended in its entirety to read as follows:

Section 1.02  Number of Directors.  The number of directors of the corporation shall be not less than five (5) nor more than nine (9). The exact number of directors shall be eight (8) until changed within the foregoing limits by a resolution amending such exact number, duly adopted by the Board of Directors or by the vote or written consent of holders of a majority of the outstanding shares entitled to vote.

Vote Required and Board Recommendation

The affirmative vote of at least eighty percent (80%) of the voting power of all the outstanding shares of Common Stock shall be required to approve this proposal.  Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will effectively represent votes AGAINST this proposal.

THE SUPERIOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3
SHAREHOLDER PROPOSAL

A shareholder has informed the Company that it intends to present the proposal below at the Annual Meeting.  The Company will provide its shareholders with the proponent’s name and address and the number of shares of Company Common Stock held by the proponent promptly upon receipt of an oral or written request.

Shareholder Proposal on Director Election Majority Vote Standard

The shareholder proposal and supporting statement are quoted verbatim below:

Resolved: That the shareholders of Superior Industries International, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected.  The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.  We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.  Our Company presently uses a plurality vote standard in all director elections.  Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, companies are increasingly adopting a majority vote standard in company by-laws.  Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election.  Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy.  The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes.  We believe that these director resignation polices, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

Companies are moving away from the director resignation policy.  Of 534 companies studied (http://www.ngelaw.com/files/upload/majoritystudy111207.pdf), the fraction that adopt a true majority vote standard rose to over 53% in 2007 from 20% in 2006.  Those that chose a policy change similar to that adopted by Superior Industries declined from 79% to 42%.  Superior Industries argues that a true majority vote standard is not feasible in California yet California-incorporated Cisco Systems, Pacific Gas and Electric, PG&E Corporation and Quest Software have adopted true majority vote standard.

Company Response to Shareholder Proposal Regarding Method of Voting for Directors

What is the Recommendation of the Company?  THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

Why Does the Company Oppose this Proposal?  The Company believes that this proposal is not in the best interest of the shareholders because it is unnecessary and will introduce uncertainty for the reasons explained below:

•
Substantially similar shareholder proposals have been presented at each of the last two annual meetings of shareholders and were rejected by the shareholders both times.  Moreover, shareholder opposition to these proposals grew from the first year to the second year.

•
The shareholder proposal is unnecessary because the Company has already addressed the issue raised by the proposal.  Under the Company’s Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote.  The Nominating and Corporate Governance Committee and the Board must then act upon the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

•
The shareholder proposal cannot be implemented under California law.  The shareholder proposal calls for directors in uncontested elections to be elected by a “majority of votes cast” standard, but California law permits either a plurality voting standard, which the Company uses, or, since 2007, an unusual standard known as “approval of the shareholders,” which is described below.  The “majority of votes cast” standard called for by the shareholder proposal is not one of the two standards permissible under California law; rather, it appears to have been proposed based on the incorrect assumption that California law is the same as the law of other states, such as Delaware.  Approving the proposal would create unnecessary legal and corporate governance uncertainty for the Company since it would conflict with California law.

•
The permissible “approval of the shareholders” standard differs significantly from the “majority of votes cast” standard sought by the shareholder proposal.  Under the “approval of the shareholders” standard, and unlike a “majority of votes cast” standard, the director must receive an absolute minimum number of affirmative votes.  That minimum number is a majority of the required quorum for the meeting.  This standard is unusual in corporate elections.  Applying this standard would mean that even if there are no “withheld” votes with respect to a director (i.e., there was no indication of any disapproval of the director), that director would fail to be elected if he or she does not receive an absolute minimum number of affirmative votes.  Under a pending New York Stock Exchange proposal discussed below, that possibility is more realistic than ever.

•
The New York Stock Exchange, on which the Company’s stock is traded, is proposing to eliminate discretionary voting by brokers for directors whereby brokers would not be able to cast votes to elect directors for underlying shares unless instructed by the shareholder.  On February 26, 2009, the New York Stock Exchange amended its rule proposal to state that the rule shall become effective for meetings held on or after January 1, 2010, if approved by the Securities and Exchange Commission before August 31, 2009.  The Company believes that if it were to adopt an “approval of the shareholders” standard, the impact of the New York Stock Exchange proposal will be particularly burdensome for the Company (and other California-incorporated companies in the same position) by making it even more difficult to obtain the absolute minimum number of affirmative votes required under the already unusually difficult “approval of the shareholders” standard, increasing the chance of shareholder disenfranchisement.

•
An additional disadvantage to adopting the “approval of the shareholders” standard is that by doing so, the Company will also be required to terminate the directorship within 90 days of all directors who fail to be elected under that voting standard, regardless of whether a successor has been qualified, nominated and appointed and regardless of whether it is in the best interests of the Company and its shareholders.  As a result of adopting the “approval of the shareholders” standard, the board is denied any role in determining the status of an unelected director after 90 days, and the Company would be put at risk of being unable to fill board vacancies timely.

•
The “approval of the shareholders” standard for director elections comes from a relatively new California law that is untested, and a former California Commissioner of Corporations has publicly warned that the new law has serious drawbacks that could jeopardize shareholder interests.  The Company does not believe it is prudent to experiment with director elections under California’s new and untested law, especially in light of the pending New York Stock Exchange rule on discretionary voting.

•
In January 2006, the American Bar Association recommended that plurality voting continue to be the standard used in director elections.  There is little evidence of a need to change the current voting standard in the Company’s case.  Concerns that directors will be elected with one vote are unfounded where our directors have been elected by high margins and few withheld votes, as discussed below.

How are the Company’s Directors Currently Elected?  The Company is a California corporation and, as a result, has adopted a voting standard for the election of directors that complies with California law and that we believe is the generally accepted standard for director elections.  In their 2008 director elections, Apple Computer, Inc., and Broadcom Corporation, both major California-incorporated public companies, used the same plurality voting standard that the Company uses.  The Company’s voting standard provides that directors are elected by a plurality of votes cast.  For the Company, this means that the nominees for director receiving the highest number of “For” votes cast at the Company’s annual meeting are elected as directors to fill the number of open positions on the Board.  This approach is time-tested and well supported.  Last year, all three of the nominated directors were elected with an average in excess of 95% of the votes cast, suggesting that the shareholder concern that a director could be elected with one vote is largely a theoretical issue.  Thus, the Company believes there is no need to expend additional Company funds and resources on this proposal, as the Company’s Corporate Governance Guidelines provide a measured and balanced approach through a post-election director resignation policy.

Vote Required and Board Recommendation

The affirmative vote of a majority of shares of Common Stock represented and voting at the Annual Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum, shall be required to approve this proposal.  Shares of Common Stock that are voted “FOR”, “AGAINST” or “ABSTAIN” on the proposal are treated as being present at the Annual Meeting for purposes of establishing the quorum, but only shares of Common Stock voted “FOR” or “AGAINST” are treated as shares of Common Stock “represented and voting” at the Annual Meeting with respect to the proposal.  Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number “represented and voting” with respect to the proposal.

THE SUPERIOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU  VOTE AGAINST PROPOSAL 3.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (this “CD&A”) describes the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.  We refer to all of these officers listed below as our “Named Executive Officers”:

•	Steven J. Borick – Chairman, Chief Executive Officer and President;
•	Erika H. Turner – Chief Financial Officer (since February 22, 2008);
•	Emil J. Fanelli – Vice President and Corporate Controller (Acting Chief Financial Officer until February 22, 2008);
•	Michael J. O’Rourke – Executive Vice President – Sales and Administration;
•	Kenneth A. Stakas – Senior Vice President – Manufacturing; and
•	Robert A. Earnest – Vice President – General Counsel and Corporate Secretary.

Although the compensation programs discussed below are applicable to Named Executive Officers and other executives of the Company, this CD&A focuses exclusively on the Named Executive Officers.  With respect to the 2008 fiscal year, this CD&A identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs of the Named Executive Officers.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to recruit, retain and motivate experienced and qualified executive talent.  They are designed to reward the achievement of annual and long-term strategic goals, with the ultimate objective of creating shareholder value.  This results in a significant portion of the compensation paid to the Named Executive Officers being tied to the financial performance of the Company and the future value of our common stock.  However, the Company also recognizes that it must have the ability to successfully compete for exceptional executives.  Therefore, in addition to being strategically focused, it is essential to the Company that it provides compensation that is competitive as compared to similar positions of comparable companies.  Accordingly, with respect to the Named Executive Officers, the Company’s executive compensation programs are designed to provide:

•	Levels of base compensation that are competitive with comparable companies;
•	Annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of the Company;
•	Long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals; and
•	Executive benefits that are meaningful and competitive with comparable companies.

In designing and administering the compensation programs of the Named Executive Officers, the Compensation and Benefits Committee of the Board of Directors of the Company (the “Compensation Committee”) attempts to strike an appropriate balance among these elements, each of which is discussed in more detail below.  The Compensation Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as specific short and long-term strategic objectives of the Company.  The following section describes the various methodologies of the Compensation Committee in its design, administration and oversight of the compensation programs of the Named Executive Officers.

Methodology for Establishing Compensation

The Compensation Committee has direct responsibility for making recommendations to the Board regarding the approval, amendment or termination of the Company’s executive compensation plans, policies and programs.  As set forth in its charter, the Compensation Committee establishes the annual compensation of the Company’s Chairman and Chief Executive Officer (“CEO”).  Further, it reviews the compensation policy for the Company’s other executive officers and makes recommendations to the Board of Directors.  The Compensation Committee has the authority to retain the services of outside advisors and experts to assist it in fulfilling its responsibilities.

The Compensation Committee is comprised solely of non-management members of the Board of Directors.  As determined by the annual review of any and all relationships that each director may have with the Company, the Board of Directors has determined that none of the Compensation Committee members have any business relationship with the Company other than their director positions.  The Compensation Committee’s charter requires a minimum of three directors and the Compensation Committee is presently composed of three members.  Each member of the Compensation Committee meets the independence requirements as promulgated by the New York Stock Exchange.  The Compensation Committee meets as necessary or desirable and met four times in fiscal year 2008.  The Compensation Committee may also take action as appropriate through the use of unanimous written consents.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries and no member has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC relating to compensation committees.

Setting Executive Compensation

The Compensation Committee is responsible for establishing the annual compensation of the Company’s CEO.  For the remaining Named Executive Officers and other executives of the Company, the CEO recommends compensation levels and specific components of compensation.  The Compensation Committee reviews these recommendations and adjusts them as it deems appropriate before approving any changes.

As a result of domestic insolvency and foreign competition in the aluminum wheel industry specifically and the automotive OEM suppliers generally, the Compensation Committee cannot create a direct peer group for comparing the Company’s compensation practices.  Rather, the Compensation Committee must review broad-based third-party compensation surveys covering a wide array of public companies, some larger and some smaller than the Company, for the purpose of obtaining a general understanding of current compensation practices.  In 2008, the Compensation Committee relied primarily on the published surveys of Watson Wyatt Data Service (for all for-profit organizations with 2,500 employees or more located on the West Coast), Salary.com, Inc. (for durable goods manufacturers with revenues between $500 million and $1 billion located either in the state or metropolitan area where the Named Executive Officer is based) and Economic Research Institute (for all industries with revenue of $1 billion in the Named Executive Officers’ metropolitan area).  The compensation surveys effectively provide data for subjective review and confirmation of the reasonableness of the salaries paid to the Named Executive Officers.  The data also provides the Compensation Committee with valid information concerning market pay practices with respect to the pay mix among base salary, annual bonus and long-term incentives.  The Compensation Committee may diverge from the survey data to recognize exceptional talent and meet local labor market conditions, and may provide other benefits to recruit, retain and motivate highly qualified executives.

In 2008, the Compensation Committee retained Towers Perrin to conduct a benchmarking study of CEO compensation levels and practices for the primary purpose of determining the appropriate base salary for Mr. S. Borick.  The following component companies were chosen because they shared the same industry affiliation and they fell within a reasonable range in terms of revenues and market capitalization:  Commercial Vehicle Group, Inc., Fuel Systems Solutions, Inc., Hayes Lemmerz International, Inc., Modine Manufacturing, Inc., Noble International Ltd., Sauer-Danfoss, Inc., Stoneridge, Inc. and WABCO Holdings, Inc.  The analysis performed by Towers Perrin also included a survey-based market pricing study using data obtained from the 2007 Towers Perrin CDB Executive Compensation Regression Survey, the 2008 Mercer Regression Survey and the 2007/2008 Watson Wyatt Compensation Regression Survey for automotive parts and accessory manufacturers.  The compensation survey and benchmarking provided the Compensation Committee with data for subjective review and confirmation of the reasonableness of the compensation paid to the Chief Executive Officer.  The data also provided the Compensation Committee with valid information concerning market pay practices with respect to the pay mix among base salary, annual bonus and long-term incentives.

The Compensation Committee structured Mr. S. Borick’s total direct compensation so that the targeted total direct compensation falls between the 50th and 75th percentile based on the benchmarking study and compensation survey.  For this purpose, total direct compensation is the sum of his base salary, his targeted performance-based annual incentive compensation, and his long-term equity incentive compensation.  For 2008, Mr. S. Borick’s target total direct compensation of $2,571,000 fell between the 50th and 75th percentile of total direct compensation levels reported in both the benchmarking study and the compensation survey.  The 50th and 75th percentile range for the benchmarking study was from $2,176,000 to $2,767,000 and the same range for the compensation survey was from $2,305,000 to $2,815,000.

2008 Executive Compensation Components

For the fiscal year ended December 28, 2008, the principal components of compensation for Named Executive Officers were:

•	Base salary;
•	Performance-based annual incentive compensation;
•	Long-term equity incentive compensation;
•	Retirement and similar benefits; and
•	Other benefits.

The Compensation Committee does not utilize a specific formula for allocating compensation among the various components.  Instead, the Compensation Committee subjectively considers market pay practices and whether the total compensation package as a whole is fair, reasonable and in accordance with the interests of the Company’s shareholders.

Base Salary

The Compensation Committee considers the competitiveness of overall compensation and evaluates the performance of the executive officers and adjusts salaries accordingly.  The objective of the base salary is to provide a fixed element of compensation that competitively rewards the executive’s skills, experience and contributions to the Company.

All recommendations regarding CEO compensation were made by the Compensation Committee with no involvement of the CEO or any other member of executive management.  The base salary of Mr. Steven J. Borick was established in his employment agreement effective January 1, 2005.  Pursuant to the agreement, Mr. S. Borick’s annual base salary of $750,000 may not be reduced below this level.  Since January 1, 2005 through 2007, Mr. S. Borick’s base salary has remained at $750,000, although the Board of Directors in its sole discretion has the right to annually adjust his base salary.  Effective January 1, 2008, the Compensation Committee increased Mr. S. Borick’s annual base salary to $850,000.

For Named Executive Officers other than the CEO, base salary adjustments were based on subjective recommendations of the CEO to the Compensation Committee, taking into account the individual executive’s performance and the profitability of the Company.  Both the CEO and the Compensation Committee reviewed executive officer compensation survey data from Watson Wyatt Data Service, Salary.com, Inc. and Economic Research Institute.  Compensation data is obtained from these sources to ensure that the Company continues to reward its principal executives with competitive compensation.

Base salaries for Named Executive Officers other than the CEO are generally reviewed each year in conjunction with the annual performance review process.  In addition, base salaries are adjusted when deemed necessary to meet market competition or when appropriate to recognize increased responsibilities.  The last salary review for each of the Named Executive Officers was April 10, 2008 for Messrs. O’Rourke and Fanelli, April 11, 2008 for Mr. Earnest, April 13, 2008 for Mr. Stakas and June 10, 2008 for Ms. Turner.

Performance-Based Annual Incentive Compensation

Mr. Steven Borick, the Company’s President and CEO, did not earn a bonus in 2008 under the Executive Incentive Bonus Plan (the “CEO Bonus Plan”) that the Company’s shareholders approved in 2005.  The purpose of the CEO Bonus Plan is to provide Mr. S. Borick an incentive to meet the Company’s short-term goals.  Under the CEO Bonus Plan, Mr. S. Borick is eligible to receive a target incentive of 75% of his annual base salary if the Company’s pretax income before executive bonuses (“Pre-Tax Net Income”) as defined in the CEO Bonus Plan is equal to 100% of the annual Pre-Tax Net Income target as approved by the Compensation Committee.  However, if such adjusted pretax income target is not met, the award is reduced such that no bonus is awarded if the Pre-Tax Net Income is less than 66% of the annual Pre-Tax Net Income target.  A pro rata interpolated rate will be awarded between 66% and 100% of the annual Pre-Tax Net Income target.  If Pre-Tax Net Income is greater than the annual Pre-Tax Net Income target, Mr. S. Borick is eligible for awards that will be interpolated up to 300% of the target incentive with a maximum award of $1,912,500.  The CEO Bonus Plan expires by its terms on January 1, 2010.  In 2008, the Pre-Tax Net Income target was set at $27,694,000 and the Company’s Pre-Tax Net Income was less than 66% of this target, resulting in Mr. S. Borick receiving no earned bonus.

The Compensation Committee has the right to prospectively amend or terminate the CEO Bonus Plan, but cannot increase the amount of bonus payable in excess of that provided for under the plan formula.  The Compensation Committee is responsible for the administration of the CEO Bonus Plan.  The Compensation Committee annually determines the target, whether the target incentive has been achieved and what compensation is payable to Mr. S. Borick.  When earned, Mr. S. Borick’s bonus award is paid in cash.

In 2008, the Compensation Committee approved the Executive Incentive Bonus Program for all managers and above, including each of the Named Executive Officers, except for Mr. S. Borick who participates in the CEO Bonus Plan.  Under this plan, a Named Executive Officer is eligible to receive a target incentive of 30% of his or her annual base salary if the Company’s Pre-Tax Net Income, as defined in the CEO Bonus Plan, is equal to 100% of the annual Pre-Tax Net Income target as approved by the Compensation Committee.  Seventy percent of the target incentive is paid for reaching the approved Pre-Tax Net Income target and the remaining thirty percent of the target incentive is awarded based on completion of the individual’s goals for the year.  For example, if the Company achieves 100% of its Pre-Tax Net Income target and a participant achieves 80% of his individual goals, then the participant would be entitled to an earned bonus equal to 28.2% of his annual base salary.

If the Pre-Tax Net Income target is not met, the award is reduced such that no bonus is awarded if the Pre-Tax Net Income is less than 66% of the annual Pre-Tax Net Income target.  At a Pre-Tax Net Income equal to 66% of the Pre-Tax Net Income target, the Named Executive Officer is eligible to receive a target incentive of up to 15% of his or her annual base salary.  A pro rata interpolated rate will be awarded between 66% and 100% of the annual Pre-Tax Net Income target.  If Pre-Tax Net Income is greater than the annual Pre-Tax Net Income target, the Named Executive Officers are eligible for a discretionary award.  The determination as to the discretionary portion of any earned bonus is entirely subjective and discretionary based on an evaluation of his or her performance as memorialized in the Company’s annual Performance Appraisal and Development Guide, as well as the officer’s contribution for the year.  The Compensation Committee approves the establishment of the discretionary bonus pool and the amount.  Individual bonus awards are based on recommendations of the CEO and a final amount is approved by the Compensation Committee.

As with the CEO Bonus Plan, the Pre-Tax Net Income target was set at $27,694,000 for 2008.  In 2008, the Company’s Pre-Tax Net Income was less than 66% of this target, resulting in the Named Executive Officers receiving no earned bonus.

Long-Term Equity Incentive Compensation

On May 30, 2008, the Company’s shareholders approved the 2008 Equity Incentive Plan which is designed to attract and retain qualified personnel for positions of substantial responsibility, to motivate high levels of performance, to recognize employee contributions to the Company’s success, and align the interests of plan participants with those of the Company’s shareholders.  Pursuant to this plan, the Compensation Committee has the authority to approve stock option awards, stock appreciation rights and stock awards in the form of either restricted stock or performance units.  However, the Compensation Committee has not approved any stock appreciation rights or stock awards to date.  Stock option awards have been the only long-term equity incentive award approved by the Compensation Committee.  However, the Compensation Committee continues to periodically consider other equity awards and re-evaluates whether such awards are consistent with the compensation philosophy of the Company and its shareholders’ interests.

The determination as to the number of stock options to be awarded to each Named Executive Officer is entirely subjective and discretionary and is based on a number of factors, namely, market pay practices, recent performance, recent and expected contributions, the number and timing of previous stock options awards granted and their exercise price and the total numbers of options to be granted.  Individual stock option awards are based on recommendations of the CEO, with the input of the Vice President of Human Resources, and then reviewed and approved by the Compensation Committee.  The Compensation Committee considers pay practices of comparable companies in this determination but does not solely rely on the survey data to identify the appropriate award levels.  The stock option awards also take into account the financial performance of the Company without regard to any specified formula.

Stock option awards generally vest twenty-five percent (25%) per year commencing after one year.  Therefore, the stock option awards are not fully vested until after four years.  Pursuant to the plan, the Compensation Committee may not adopt a vesting schedule shorter than a three-year ratable vesting schedule.  Although the Compensation Committee retains the authority to grant stock option awards using a different vesting schedule, such as performance-based vesting, the Compensation Committee prefers time-based vesting because of its effect on the retention of executives.  In contrast, the requirements for performance-based vesting could be satisfied in a short period and thereby sacrifice the objective of executive retention.

The Compensation Committee typically considers a stock option grant for its Named Executive Officers and other key employees on an annual basis.  The Compensation Committee decided in 2007 to set a fixed date for the issuance of such annual stock option awards.  Accordingly, stock option awards are approved one week after the release of earnings for the first quarter of the fiscal year, provided that all material information that might impact the Company’s stock price has been disclosed.  In 2008, the Company’s annual stock option awards were approved and granted on May 16, 2008, which was one week after the May 9, 2008 release of earnings for the first quarter of 2008.  In addition, pursuant to his employment agreement, Mr. Steven J. Borick is entitled to an annual stock option grant of 120,000 shares per year.  On March 3, 2008, the Compensation Committee granted Mr. Borick this stock option award.

Lastly, for new employees, the Compensation Committee may approve a grant on the employee’s date of hire or as soon thereafter as is practicable.  On February 25, 2008, the Compensation Committee awarded a stock option grant of 20,000 shares to Ms. Turner as an inducement to accept the Company’s offer of employment.  Further, the Compensation Committee reserves the authority to issue additional stock option awards, as it may deem desirable.  Pursuant to the 2008 Equity Incentive Plan, the exercise price for all stock options will be set at the closing stock price on the date of grant.

Retirement and Similar Benefits

Prior to 2008, the Company generally entered into Salary Continuation Agreements with its Named Executive Officers under the Company’s Supplemental Executive Retirement Plan.  In 2008, these individual agreements were terminated and replaced with the Salary Continuation Plan under the Company’s Supplemental Executive Retirement Plan.  The Salary Continuation Plan provides that after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in the employ of the Company prior to separation from service), the Company will pay to the individual, upon ceasing to be employed by the Company for any reason, a benefit equal to 30% of the individual's final average compensation over the preceding 36 months.  Final average compensation only includes base salary for employees.  The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years following the employee’s retirement date.  Messrs. S. Borick’s, O’Rourke’s and Fanelli’s rights under the Supplemental Executive Retirement Plan have vested, while the rights of Mr. Earnest will vest in August 2016, Mr. Stakas will vest in December 2016, and Ms. Turner will vest in February 2018.

All employees, including the Named Executive Officers, may participate in the Company’s Savings and Retirement Plan.  For fiscal year 2008, the Company matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%.  However, the Company did not match employee contributions that are in excess of the legal limit of $15,500 in 2008.  Commencing January 1, 2008, all Company contributions are vested or will be 100% vested after 2 years of service.

Other Benefits

The Company provides its Named Executive Officers with incidental benefits that the Compensation Committee believes are reasonable and consistent with the competitive market.  The primary benefits are an automobile allowance and life insurance benefits.  In addition, the Named Executive Officers may participate in the Company’s health and welfare benefit plans that are available to other executives and employees.  Also, as detailed in the Compensation Tables in this Proxy Statement, the Company paid a sign-on bonus and a relocation allowance to Ms. Turner as an inducement to accept the Company’s offer of employment.  In the Compensation Committee’s judgment, such expenses were reasonable and customary for recruiting and relocating an executive officer.

Employment Agreements

   Effective January 1, 2005, Superior entered into an employment agreement with Mr. Steven J. Borick as President and Chief Executive Officer. The agreement provides for a five year term, a minimum annual base salary of $750,000 (with Mr. S. Borick’s base compensation currently $850,000), equity compensation commencing March 1, 2006, in the form of an annual stock option grant at fair market value of 120,000 shares per year, an automobile allowance, life insurance and other customary employee benefits.  Upon an early termination of the agreement by the Company without cause, Mr. S. Borick will receive one year’s base compensation (i.e., currently $850,000), in the form of twenty-six biweekly payments.  Upon Mr. S. Borick’s termination of employment due to a “change in control,” Mr. S. Borick shall receive three year’s base compensation (i.e., $2,550,000), in the form of seventy-eight biweekly payments.  As defined in his agreement, a “change in control” occurs if the Company’s shareholders approve a merger or consolidation of the Company with any other corporation (subject to certain exclusions relating to continuity of control of the Company), if the shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company’s assets, or if anyone directly or indirectly acquires legal or beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding securities.  There are no other benefits payable in the event of termination or change of control.  Also, no other Named Executive Officer has an agreement that provides for severance upon termination or change of control.

Tax Deductibility of Executive Compensation

To maximize shareholder value, the Compensation Committee endeavors to minimize the after-tax cost of compensation, but not in a manner that would compromise our compensation philosophy or objectives.  For example, consistent with our compensation philosophy, the Compensation Committee structured the CEO’s Bonus Plan to be performance based to qualify any payments thereunder as deductible compensation expenses under Code Section 162(m).  In 2008, the deductibility of the compensation paid to the Named Executive Officers was not limited by Code Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of this Compensation Discussion and Analysis in this Proxy Statement and the incorporation of it by reference in the Company’s Annual Report on Form 10-K.

BY THE COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD OF DIRECTORS

V. Bond Evans - Committee Chair
Sheldon I. Ausman
March 20, 2009                                                                                         Michael J. Joyce

Compensation Tables

Table 1 – Summary Compensation Table

Table 1 below summarizes the total compensation paid or earned by each of the Company’s Named Executive Officers for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compenation Earnings (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	$	$	$	$	$	$	$	$
Steven J. Borick	2008	$ 849,615	$ -	-	$ 950,437	$ -	$ -	$ 133,866	$ 1,933,918
Chairman, Chief Executive	2007	$ 750,006	$ -	-	$ 1,735,914	$ 445,175	$ 163,085	$ 38,486	$ 3,132,666
Officer and President	2006	$ 750,006	$ -	-	$ 1,613,621	$ -	$ 102,611	$ 38,348	$ 2,504,586

Erika H. Turner	2008	$ 234,692	$ 30,000	-	$ 24,120	-	$ -	$ 48,668	$ 337,480
Chief Financial Officer	2007	$ -	$ -	-	$ -	-	$ -	$ -	$ -
	2006	$ -	$ -	-	$ -	-	$ -	$ -	$ -

Michael J. O'Rourke	2008	$ 260,577	$ -	-	$ 85,967	-	$ -	$ 17,326	$ 363,869
Executive Vice President -	2007	$ 208,076	$ 20,000	-	$ 115,155	-	$ 31,424	$ 14,615	$ 389,270
Sales and Administration	2006	$ 194,820	$ 7,500	-	$ 136,167	-	$ 8,299	$ 14,748	$ 361,534

Kenneth A. Stakas	2008	$ 229,760	$ -	-	$ 62,501	-	$ -	$ 138,259	$ 430,520
Senior Vice President -	2007	$ 225,000	$ 15,000	-	$ 29,820	-	$ -	$ 163,131	$ 432,951
Manufacturing	2006	$ 8,654	$ -	-	$ 2,152	-	$ -	$ 800	$ 11,606

Robert A. Earnest	2008	$ 250,154	$ 15,420	-	$ 41,955	-	$ -	$ 17,454	$ 324,982
Vice President - General	2007	$ 227,601	$ 10,000	-	$ 11,459	-	$ -	$ 14,323	$ 263,383
Counsel and Corporate Secretary	2006	$ 70,292	$ 2,000	-	$ 4,280	-	$ -	$ 2,849	$ 79,421

Emil J. Fanelli (5)	2008	$ 178,702	$ -	-	$ 57,223	-	$ -	$ 15,075	$ 251,000
Vice President and Corporate	2007	$ 172,219	$ 15,000	-	$ 49,587	-	$ 19,157	$ 13,362	$ 269,325
Controller	2006	$ 160,534	$ 5,000	-	$ 48,781	-	$ 27,526	$ 12,869	$ 254,710

(1)	The Company has not granted any stock appreciation rights or stock awards.

(2)
Reflects the compensation cost recognized for financial statement reporting purposes for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s stock option plans without the effects of estimated forfeitures.  Accordingly, these amounts include expense from awards in and prior to 2008.  Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 28, 2008, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.

(3)
Reflects the amounts of the actuarial increase in the present value of each Named Executive Officer’s benefits under the Company’s Supplemental Executive Retirement Plan (the “SERP”), determined using the same assumptions used for financial statement reporting purposes for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, as reflected in Note 9 to the Company’s audited financial statements referred to in footnote (2) above.  Messrs. S. Borick’s, O’Rourke’s and Fanelli’s rights under the SERP have vested, while the rights of Mr. Earnest will vest in August 2016, Mr. Stakas will vest in December 2016 and Ms. Turner will vest in February 2018.  There are no other nonqualified deferred compensation arrangements with the Named Executive Officers.

(4)
The amounts shown include relocation expenses, car allowances, matching contributions allocated by the Company to each Named Executive Officer pursuant to the employee retirement savings plan, personal use of the company aircraft and the value attributable to life insurance premiums paid by the Company on behalf of the Named Executive Officers. Mr. S. Borick was paid an annual car allowance totaling $36,000 in each year.  Mr. S. Borick’s other compensation in 2008 also includes the Company’s incremental cost for his personal use of the Company aircraft totaling $97,698.

With respect to the non-business use of corporate aircraft, the amount required to be reported represents the incremental cost of providing the benefit and not the total  cost  or the value of the benefit to the recipient.  The Company has computed the incremental cost on a per hour basis for the aircraft by including:The cost of fuel, oil, catering expenses and crew travel expenses;

•	Landing, parking, flight planning, customs and similar fees;
•	The cost of flight-related maintenance; and
•	The dollar value of the lost tax deductions for expenses that exceed the amounts reported as income for our Named Executive Officers.

Since our aircraft is used over 85% for business travel, incremental costs exclude fixed costs such as depreciation, crew compensation, hangar rent and insurance.

Relocation expenses paid to Ms. Turner totaled $31,441, including $13,441 for the gross-up for the payment of taxes. Relocation expenses paid to Mr. Stakas totaled $128,491 in 2008 and $152,130 in 2007 for a resettlement allowance plus travel, temporary living expenses, real estate costs (including costs of guaranteeing a portion of the sale price of a former residence) and shipment of household and other personal property. These relocation amounts included gross-ups for the payment of taxes totaling $42,980 in 2008 and $34,093 in 2007. There were no other single items exceeding $10,000 in the amounts shown.

(5)
Mr. Fanelli was Vice President – Corporate Controller and Acting CFO until February 22, 2008, when Ms. Turner joined the Company as CFO, at which point he continued as Vice President – Corporate Controller. However, the amounts shown represent the various components of compensation for the entire year 2008.

Table 2 – Grants of Plan Based Awards

Table 2 below summarizes the total stock option awards granted to each of the Company’s Named Executive Officers for the fiscal year ended December 28, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)	(j)	(k)	(l)
									All Other
								All Other	Option
								Stock Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity			Under Equity			Shares of	Securities	Base Price	of Stock
		Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (2)	Options	Awards	Awards
Name	Date	$	$	$	#	#	#	#	#	$/Share	$
		$421,305	$637,500	$1,912,500	-	-	-	-
Steven J. Borick	5/16/09	-	-	-	-	-	-	-	75,000	$ 21.84	$ 415,157
	3/03/08	-	-	-	-	-	-	-	120,000	$ 17.70	$ 533,943
		$ 39,000	$ 78,000	$ 78,000
Erika H. Turner	5/16/08	-	-	-	-	-	-	-	5,000	$ 21.84	$ 27,677
	2/25/08	-	-	-	-	-	-	-	20,000	$ 18.26	$ 93,018
		$ 39,000	$ 78,000	$ 78,000
Michael J. O'Rourke	5/16/08	-	-	-	-	-	-	-	22,000	$ 21.84	$ 121,779
		$ 34,594	$ 69,188	$ 69,188
Kenneth A. Stakas	5/16/08	-	-	-	-	-	-	-	18,000	$ 21.84	$ 99,638
		$ 37,800	$ 75,600	$ 75,600
Robert A. Earnest	5/16/08	-	-	-	-	-	-	-	18,000	$ 21.84	$ 99,638
		$ 26,906	$ 53,813	$ 53,813
Emil J. Fanelli	5/16/08	-	-	-	-	-	-	-	15,000	$ 21.84	$ 83,031

(1)
There were no payments under the non-equity incentive plans in 2008.  Detailed information regarding these plans for the CEO and the other Named Executive Officers can be found under Compensation Discussion and Analysis – 2008 Executive Compensation Components – Performance-Based Annual Incentive Compensation in this Proxy Statement.

(2)	The Company has not granted any stock appreciation rights or stock awards.

Table 3 – Outstanding Equity Awards

Table 3 below summarizes the total outstanding equity awards for each of the Company’s Named Executive Officers as of December 28, 2008.

	Option Awards					Stock Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity				Market	Awards:	Payout
			Incentive			Number	Value of	Number of	Value of
			Plan			of Shares	Shares	Unearned	Unearned
		Number of	Awards:			or Units	or Units	Shares,	Shares,
	Number of	Securities	Number of			of Stock	of Stock	Units or	Units or
	Securities	Underlying	Securities			That	That	Other	Other
	Underlying	Unexercised	Underlying	Option		Have	Have	Rights That	Rights That
	Unexercised	Optiona (#)	Unexercised	Exercise	Option	Not	Not	Have Not	Have Not
	Options (#)	Unexercisable	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)	Options (#)	($)	Date	(#)	($)	(#)	($)

Steven J. Borick	-	75,000	-	$ 21.84	05/16/18	-	-	-	-
	-	120,000	-	$ 17.70	03/03/18	-	-	-	-
	12,500	37,500	-	$ 18.55	12/12/17	-	-	-	-
	30,000	90,000	-	$ 21.72	03/16/17	-	-	-	-
	99,999	100,001	-	$ 17.56	08/09/16	-	-	-	-
	59,999	60,001	-	$ 21.97	03/01/16	-	-	-	-
	150,000	-	-	$ 25.00	03/23/15	-	-	-	-
	100,000	-	-	$ 34.08	04/30/14	-	-	-	-
	200,000	-	-	$ 43.22	12/19/13	-	-	-	-
	50,000	-	-	$ 42.75	10/09/12	-	-	-	-
	60,000	-	-	$ 36.87	09/20/11	-	-	-	-
	60,000	-	-	$ 32.25	09/20/10	-	-	-	-
	10,000	-	-	$ 26.19	09/24/09	-	-	-	-
	25,000	-	-	$ 25.75	03/19/09	-	-	-	-

Erika H. Turner	-	5,000	-	$ 21.84	05/16/18	-	-	-	-
	-	20,000	-	$ 18.26	02/25/18	-	-	-	-

Michael J. O'Rourke	-	22,000	-	$ 21.84	05/16/18	-	-	-	-
	3,750	11,250	-	$ 18.55	12/12/17	-	-	-	-
	17,499	17,501	-	$ 17.56	08/09/16	-	-	-	-
	25,000	-	-	$ 25.00	03/23/15	-	-	-	-
	7,500	-	-	$ 34.08	04/30/14	-	-	-	-
	11,249	-	-	$ 43.22	12/19/13	-	-	-	-
	3,751	-	-	$ 42.87	12/19/13	-	-	-	-
	5,000	-	-	$ 42.75	10/09/12	-	-	-	-
	5,000	-	-	$ 36.20	10/09/12	-	-	-	-
	2,499	-	-	$ 36.87	09/20/11	-	-	-	-
	7,501	-	-	$ 29.40	09/20/11	-	-	-	-
	7,500	-	-	$ 28.00	09/20/10	-	-	-	-
	5,000	-	-	$ 25.88	09/24/09	-	-	-	-

Kenneth A. Stakas	-	18,000	-	$ 21.84	05/16/18	-	-	-	-
	2,500	7,500	-	$ 18.55	12/12/17	-	-	-	-
	10,000	10,000	-	$ 20.23	12/04/06	-	-	-	-

Robert A. Earnest	-	18,000	-	$ 21.84	05/16/18	-	-	-	-
	3,000	9,000	-	$ 18.55	12/12/17	-	-	-	-
	5,000	5,000	-	$ 21.72	08/21/16	-	-	-	-

Emil J. Fanelli	-	15,000	-	$ 21.84	05/16/18	-	-	-	-
	3,750	11,250	-	$ 18.55	12/12/17	-	-	-	-
	10,000	10,000	-	$ 17.56	08/09/16	-	-	-	-
	15,000	-	-	$ 25.00	03/23/15	-	-	-	-
	2,500	-	-	$ 34.08	04/30/14	-	-	-	-
	3,749	-	-	$ 43.22	12/19/13	-	-	-	-
	1,251	-	-	$ 42.87	12/19/13	-	-	-	-
	2,500	-	-	$ 42.75	10/09/12	-	-	-	-
	1,250	-	-	$ 36.20	10/09/12	-	-	-	-
	1,249	-	-	$ 42.77	05/14/11	-	-	-	-
	1,251	-	-	$ 38.75	05/14/11	-	-	-	-
	750	-	-	$ 28.00	09/20/10	-	-	-	-

(1)	All unexercisable options vest at a rate of 25% per year over the first four years of the ten-year option term.

(2)	The Company has not granted any stock appreciation rights or stock awards.

Table 4 – Options Exercises and Stock Vested

None of the Company’s Named Executive Officers exercised any stock options during the fiscal year ended December 28, 2008 and the Company has not granted any stock appreciation rights or stock awards.

Table 5 – Securities Authorized for Issuance Under Equity Compensation Plans

Table 5 below contains information about securities authorized for issuance under equity compensation plans.  The features of these plans are described further in Note 12 to the Company’s audited financial statements for the fiscal year ended December 28, 2008, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.

	Number of securities		Number of securities
	to be issued	Weighted-average	remaining available
	upon exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights	warrants and rights	compensation plans

Equity compensation plans approved by
security holders	3,214,737	$25.79	3,500,000

Equity compensation plans not
approved by security holders	-	-	-

Total	3,214,737	$25.79	3,500,000

Table 6 – Pension Benefits

Table 6 below summarizes the present value of benefits under the Company’s Supplemental Executive Retirement Plan (the “SERP”) for each of the Company’s Named Executive Officers as of December 28, 2008.

(a)	(b)	(c)	(d)	(e)
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
	Plan	Service (2)	Benefit (3)	Fiscal
Name	Name (1)	(#)	($)	Year ($)

Steven J. Borick	Supplemental Executive Retirement Plan	-	$ 1,499,360	$ -

Erika H. Turner	Supplemental Executive Retirement Plan	-	$ 482,189	$ -

Michael J. O'Rourke	Supplemental Executive Retirement Plan	-	$ 260,648	$ -

Kenneth A. Stakas	Supplemental Executive Retirement Plan	-	$ 456,762	$ -

Robert A. Earnest	Supplemental Executive Retirement Plan	-	$ 258,398	$ -

Emil J. Fanelli	Supplemental Executive Retirement Plan	-	$ 541,799	$ -

(1)
Pursuant to the SERP, after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while employed by the Company), the SERP provides for the Company to pay to the individual, upon ceasing to be employed by the Company for any reason, a benefit equal to 30% of the individual's final average compensation over the preceding 36 months.  Final average compensation only includes base salary for employees.  The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years following the employee’s retirement date.

(2)
“Years of credited service” does not apply to supplemental retirement plans. Messrs. S. Borick’s, O’Rourke’s and Fanelli’s rights under the SERP have vested  and, thus, are entitled to receive such amounts upon retirement.  The rights of Mr. Earnest will vest in August 2016, Mr. Stakas will vest in December 2016 and Ms. Turner will vest in February 2018.

(3)
Represents the present value of accumulated benefits payable to each of the Named Executive Officers, under the SERP, determined using the same assumptions used for financial statement reporting purposes for the fiscal year ended December 28, 2008, as reflected in Note 9 to the Company’s audited financial statements.

Table 7 – Nonqualified Deferred Compensation

Other than the SERP included in Table 1 – Summary Compensation Table in this Proxy Statement, the Company has no other deferred compensation arrangements with the Named Executive Officers.

Upon early termination of his Executive Employment Agreement (“Employment Agreement”) by the Company without cause, Mr. S. Borick will receive one year’s base compensation, paid bi-weekly.  Upon Mr. S. Borick’s termination of employment due to a “change in control,” as defined in the Employment Agreement, he shall receive three years base compensation, paid bi-weekly over a thirty-six month period.  As of December 28, 2008, Mr. S. Borick’s annual base compensation was $850,000.  See also Compensation Discussion and Analysis – Employment Agreements in this Proxy Statement.

Table 8 – Director Compensation

Table 8 below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 28, 2008.  See also Corporate Governance and the Board of Directors – Compensation of Directors in this Proxy Statement.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
Value and
	Fees			Non-Equity	Nonqualified	All
	Earned or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compensation
	Cash (2)	Awards (3)	Awards (4)	Compensation	Earnings (5)	(6)	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)

Sheldon I. Ausman	$ 71,500	-	$ 39,890	-	$ 14,522	$ -	$ 125,912

Louis L. Borick	$ 41,000	-	$ 39,890	-	$ -	$ 1,644,146	$ 1,725,037

Phillip W. Colburn	$ 61,500	-	$ 39,890	-	$ 6,198	$ -	$ 107,588

Margaret S. Dano	$ 60,500	-	$ 39,890	-	$ 46,744	$ -	$ 147,134

V. Bond Evans	$ 51,000	-	$ 39,890	-	$ 6,077	$ -	$ 96,967

Michael J. Joyce	$ 49,000	-	$ 39,890	-	$ 103,543	$ -	$ 192,433

Francisco S. Uranga	$ 49,000	-	$ 39,890	-	$ 37,157	$ -	$ 126,047

(1)
Mr. Steven J. Borick, Chairman, Chief Executive Officer and President, is not included in this table as he is an employee of the Company and, thus, receives no additional compensation for his services as Director. The compensation received by Mr. S. Borick is shown in Table 1 - Summary Compensation Table in this Proxy Statement.

(2)
During 2008, all non-employee Directors of the Company, except for Mr. Ausman, were each compensated $36,000 as an annual retainer fee.  Mr. Ausman’s annual retainer was increased from $36,000 to $46,000 as of June 1, 2007, following his appointment as Lead Director in May 2007.  All non-employee Directors also received $1,000 for each Board meeting attended, $2,000 for each committee meeting attended, or $2,500 for each committee meeting chaired.

(3)	The Company has not granted any stock appreciation rights or stock awards.

(4)
Reflects the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 28, 2008, in accordance with FAS 123(R) of awards pursuant to the Company’s stock option plans, without the effects of estimated forfeitures.  Accordingly, these amounts include expense from awards in and prior to 2008.  Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 28, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC.  As of December 28, 2008, each Director has the following number of options outstanding: Sheldon I. Ausman: 23,500; Louis L. Borick: 260,000; Philip W. Colburn: 25,500; Margaret S. Dano: 10,000; V. Bond Evans: 25,500; Michael J. Joyce: 15,000; and Francisco S. Uranga: 10,000. Options granted to Directors generally vest one year from the date of grant. For option awards granted to each of the Directors in 2008, the total fair value on the grant date of such awards as determined under FAS 123(R) was $27,677 for each Director.

(5)
Reflects the amounts of the actuarial increase in the present value of each named executive officer’s benefits under the Company’s SERP, determined using the same assumptions used for financial statement reporting purposes for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, as reflected in Note 9 to the Company’s audited financial statements referred to in footnote (4) above. Ms. Dano and Messrs. Joyce and Uranga were included in the SERP beginning in 2008, but their rights will not vest until May 15, 2010 for Mr. Joyce, and January 1, 2012 for Ms. Dano and Mr. Uranga.  Mr. L. Borick elected to begin receiving his SERP benefit as of March 1, 2007.  See footnote (6) below. Information regarding the SERP can be found in Compensation Discussion and Analysis – 2008 Executive Compensation Components – Retirement and Similar Benefits in this Proxy Statement. There are no other nonqualified deferred compensation arrangements with the non-employee Directors.

(6)
Effective January 1, 2005, pursuant to his 1994 Employment Agreement, Mr. L. Borick also began receiving annual retirement compensation equal to his annual base compensation as of December 31, 2004 of $1 million.  He will receive this amount, paid bi-weekly, through the end of 2009.  Beginning in 2010, and continuing for a maximum of ten years, Mr. L. Borick will receive one-half of such amount, paid bi-weekly.  This benefit shall cease in the event of Mr. L. Borick’s demise.

On January 1, 2005, the Company entered into a Services Agreement with Mr. Louis L. Borick as Chairman of the Board, following the termination of his services as Chief Executive Officer under his 1994 Employment Agreement.  The Services Agreement provided annual compensation of $300,000, use of a company automobile, medical and dental benefits, and life insurance under a split dollar arrangement for a face value of $2,500,000.  However, as a result of the Sarbanes-Oxley Act, the Company has decided not to pay such premiums, but rather to reimburse Mr. L. Borick for his payment of the premiums.  Total payments for medical and dental benefits, life insurance and related tax reimbursements during 2008 were $90,975, $92,820 and $149,275, respectively.

Effective March 1, 2007, Mr. L. Borick’s Services Agreement was amended to change his annual compensation from $300,000 to the same compensation plan applicable to all non-employee directors. As of that same date, Mr. L. Borick commenced receiving his benefits under the Supplemental Executive Retirement Plan, which totaled $300,004 during 2008.  See footnote (5) above.

AUDIT AND NON-AUDIT FEES

Audit Fees

The aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for professional services in connection with the annual audit and reviews of the quarterly financial statements, including recurring fees for work associated with Section 404 of the Sarbanes-Oxley Act, during the fiscal years ended December 28, 2008 and December 30, 2007, were $900,000 and $985,321, respectively.

Audit Related Fees

There were no fees billed by the Company's independent registered public accounting firm for professional services in connection with other audit related matters during the fiscal years ended December 28, 2008 and December 30, 2007.

Tax Fees

The aggregate fees billed by the Company's independent registered public accounting firm for professional tax services during the fiscal years ended December 28, 2008 and December 30, 2007, were $61,638 and $35,632, respectively.  Tax fees consist of fees billed for professional services rendered for tax compliance, advice and planning.  Such services were for assistance in responding to requests from the tax authorities.

All Other Fees

There were no fees billed by the Company's independent registered public accounting firm for any other services provided by the Company’s outside auditors during the fiscal years ended December 28, 2008 and December 30, 2007.

The Audit Committee pre-approves all audit-related and all permissible non-audit services performed by the Company’s independent registered public accounting firm.  The Audit Committee has delegated to the Chair the authority to grant pre-approvals up to an aggregate of $25,000, provided such pre-approvals are presented to the full committee at the next meeting.  The Audit Committee has not yet selected or recommended the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2009.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 28, 2008, and the notes thereto.

The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 28, 2008 and the notes thereto.

The Audit Committee discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Accounting Standards (SAS) No. 61 (Communications with Audit Committees) and SAS No. 114 (The Auditor’s Communication with Those Charged with Governance).  The Audit Committee also received and discussed the disclosures required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communication with Audit Committees Concerning Independence) and the SEC and has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Sheldon I. Ausman – Committee Chair
Philip W. Colburn
  March 9, 2009                                                         Margaret S. Dano

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Superior’s officers and directors, and persons who beneficially own more than 10% of a registered class of Superior’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Superior with copies of all Forms 3, 4 and 5 that they file.  Based solely on Superior’s review of the copies of such forms it has received and written representation from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, Superior believes that all its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2008, provided that one report relating to Mr. Eddie Rodriguez was not timely filed.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who wish to present proposals for action complying with applicable SEC and proxy rules at the 2010 Annual Meeting of Shareholders must give written notice thereof to the Secretary of the Company at 7800 Woodley Avenue, Van Nuys, California 91406. SEC rules currently require that such notice be given by December 14, 2009 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.  With respect to proposals to be brought before the Company’s shareholders at the 2010 Annual Meeting of Shareholders other than through inclusion in the Company’s proxy statement and form of proxy, the Company must have notice of such proposals by January 28, 2010 with respect to director nomination proposals, and by February 27, 2010 with respect to all other matters, or the Company's proxy for such meeting will confer discretionary authority on the persons named in the proxy to vote for such matters.

ANNUAL REPORT TO SHAREHOLDERS
AND OTHER MATTERS

PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the year ended December 28, 2008.  A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions and to make statements if they desire to do so.

Management does not know of any matters to be presented to the Annual Meeting other than those described above.  However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote said proxy in accordance with their judgment on such matters, and discretionary authority to do so is included in the proxy.

The Company’s Annual Report to Shareholders, which has also been made available to shareholders along with this Proxy Statement, contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.  The information contained in the Compensation Discussion and Analysis, Compensation Committee Report and Audit Committee Report sections of this Proxy Statement shall not be deemed filed with the SEC or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THIS PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON WWW.PROXYVOTE.COM BY USING YOUR INDIVIDUAL 12 DIGIT NUMBER FOUND ON THE PREVIOUSLY SENT NOTICE OF INTERNET AVAILABILITY.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO SHAREHOLDERS FOR 2008 AND ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2008 TO ANY BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK, AS OF THE RECORD DATE, UPON WRITTEN REQUEST TO SUPERIOR INDUSTRIES INTERNATIONAL, INC., 7800 WOODLEY AVENUE, VAN NUYS, CALIFORNIA 91406 ATTENTION: CHIEF FINANCIAL OFFICER.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:  /s/ Steven J. Borick
        Steven J. Borick
Chairman of the Board, C.E.O. and President

Van Nuys, California

Dated: April 13, 2009

SUPERIOR

SUPERIOR INDUSTRIES INTERNATIONAL, INC
ATTN: ROBERT A. EARNEST
7800 WOODLEY AVE
VAN NUYS, CA 91406-1788

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Philip W. Colburn   02 Margaret S. Dano

The Board of Directors recommends you vote FOR the following proposal(s).

	For	Against	Abstain
2 Approval of Bylaw Amendment to reduce Board Size	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal(s).

	For	Against	Abstain
3 Approval of Shareholder Proposal to change voting standard for Director elections.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000019247_1 R2.09.03.15

Important Notice Regarding the Availability of Proxy Materials: The Notice of Annual Meeting of Shareholders, Proxy Statement, Annual Report to Shareholders is/are available at www.proxyvote.com .

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS MAY 29, 2009

The undersigned hereby appoints ROBERT A. EARNEST and JAY VILLEDA, and each of them, as the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 29, 2009 at 10:00 A.M. PST and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE APPROVAL OF PROPOSALS 2 AND AGAINST THE PROPOSAL 3. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE PRIOR TO TO MARCH 20,2008.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000019247_2 R2.09.03.15